EXHIBIT 5



                                December 30, 1996


Abigail Adams National Bancorp, Inc.
1627 K Street, N.W.
Washington, D.C. 20006

               Re: Abigail Adams National Bancorp, Inc. Directors Stock Option Plan and Abigail Adams National Bancorp, Inc. Employee Incentive Stock Option Plan - Registration Statement on Form S-8 for 16,416 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel for Abigail Adams National Bancorp, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 16,416 shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the Abigail Adams National Bancorp, Inc. Employee Incentive Stock Option Plan (the "Incentive Option Plan") and the Abigail Adams National Bancorp, Inc. Directors Stock Option Plan (the "Directors Option Plan"). As such counsel, we have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion.

     Based on the foregoing, it is our opinion that the Shares reserved for issuance under the Incentive Option Plan and the Directors Option Plan have been duly and validly authorized and upon the issuance and delivery of the Shares in the manner and for the consideration described under such Plans, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to Abigail Adams National Bancorp, Inc.'s Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."

                             Very truly yours,


                             /s/ Shapiro and Olander
                             -----------------------
                             SHAPIRO and OLANDER